EXHIBIT 16.1

Mr. Randall N. Drake, CPA

Randall N. Drake CPA, PA
1981 Promenade Way

Clearwater, FL 33760

December 21, 2009

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated December 21, 2009, of Proper Power and Energy, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audits for December 31, 2008 and 2007 and any subsequent interim period through the date of dismissal

Very truly yours,

Mr. Randall N. Drake, CPA

Randall N. Drake CPA, PA

Certified Public Accountants

Clearwater, Florida